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EXHIBIT 10.12


                             PARTICIPATION AGREEMENT
                             PACIFIC CREEK PROSPECT
                           GREEN RIVER BASIN, WYOMING



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                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS, EXHIBITS, AND REPRESENTATIONS AND WARRANTIES.........1
ARTICLE 2 - TITLE REVIEW......................................................5
     2.1 Title Data...........................................................5
     2.2 Notification.........................................................6
     2.3 Defects..............................................................6
     2.4 Defect Adjustment....................................................7
     2.5 Lease Files..........................................................7
ARTICLE 3 - AREA OF MUTUAL INTEREST...........................................7
     3.1 Establishment and Term...............................................7
ARTICLE 4 - 3D SEISMIC DATA SURVEY............................................10
     4.1 Funding..............................................................10
     4.2 Licenses.............................................................10
ARTICLE 5 - TEST WELLS........................................................10
     5.1 Funding..............................................................10
     5.2 Selection of Well Design, Rig Contractor and Drillsite Location......10
     5.3 Operations...........................................................10
     5.4 Test Wells. .........................................................11
     5.5 Substitute Well. ....................................................11
     5.6 Payments. ...........................................................11
     5.7 HSE/Business Principles..............................................11
     5.8 Well Take Over.......................................................12
ARTICLE 6 - EARNING PROVISIONS................................................12
     6.1 Interests to be Earned...............................................12
ARTICLE 7 - ASSIGNMENTS.......................................................13
     7.1 Shell/Wolverine Assignments to Pacific...............................13
     7.2 Assignment Form......................................................13
ARTICLE 8 - FORCE MAJEURE.....................................................13
     8.1 Force Majeure........................................................13
ARTICLE 9 - WELL INFORMATION AND TECHNICAL DATA...............................14
     9.1 Shell and Wolverine Data.............................................14
     9.2 Future Data Acquisitions. ...........................................14
     9.3 Well Information.....................................................14
ARTICLE 10 - CONFIDENTIALITY..................................................14
     10.1 Defined.............................................................14
     10.2 Confidentiality Agreement...........................................15
     10.3 No Disclosure.......................................................15
     10.4 Unauthorized Access. ...............................................15
     10.5 Compulsory Disclosure. .............................................15
     10.6 Announcements.......................................................15
ARTICLE 11 - MARKETING, GATHERING, PROCESSING AND TREATING FACILITIES.........16
     11.1 Exclusive Rights....................................................16
ARTICLE 12 - NOTICES..........................................................16
     12.1 Notices. ...........................................................16
ARTICLE 13 - MISCELLANEOUS....................................................17


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     13.1 Relationship........................................................17
     13.2 Indemnity...........................................................17
     13.3 Taxes...............................................................17
     13.4 Governing Law.......................................................17
     13.5 Arbitration.........................................................17
     13.6 Term................................................................17
     13.7 Further Assurances..................................................18
     13.8 Integration. .......................................................18
     13.9 Amendments..........................................................18
     13.10 Binding Effect.....................................................18
     13.11 Covenants..........................................................18
     13.12 Third Parties......................................................18
     13.13 Assignment.........................................................18
     13.14 Severability.......................................................18

Exhibit A      Project Area
Exhibit B      Schedule of Leases
Exhibit C      Arbitration Procedure
Exhibit D      Ratification of Pacific Creek Joint Operating Agreement
Exhibit E      Assignment of Leases
Exhibit F      Tax Partnership


                                      -ii-

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                             PARTICIPATION AGREEMENT
                             PACIFIC CREEK PROSPECT
                           GREEN RIVER BASIN, WYOMING


         This Participation Agreement (the "AGREEMENT"), entered into as of the 30th day of August, 2005 effective as of June 1, 2005, is by and between SWEPI LP, whose address is P. 0. Box 576, Houston, TX 77001 ("SHELL"), WOLVERINE GAS AND OIL CORPORATION, a Michigan corporation whose address is One Riverfront Plaza, 55 Campau NW, Grand Rapids, MI 49503-2616 ("WOLVERINE"), and PACIFIC ENERGY RESOURCES LIMITED, a Delaware corporation whose address is 1065 West Pier E Street, Long Beach, CA 90802 ("PACIFIC"). Shell, Wolverine and Pacific may be referred to individually as a "PARTY," and collectively as the "PARTIES."

                                    RECITALS
                                    --------

Shell and Wolverine own and Pacific desires to acquire certain interests in various oil and gas leases comprising ninety nine thousand three hundred eighty nine (99,389) net acres in the Green River Basin, more particularly located in Fremont, Sweetwater, and Sublette Counties, State of Wyoming. This Agreement sets forth the terms and conditions whereby Pacific may earn such interests. In consideration of the covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

         ARTICLE 1 - DEFINITIONS, EXHIBITS, AND REPRESENTATIONS AND WARRANTIES

         1.1 As used in this Agreement, the following terms shall have these respective meanings:

              o   "ACQUISITION" shall have the meaning set forth in Section
                  3.1(b).

              o "AFFILIATE" shall mean any company or legal entity, whether private or public, which controls, or is controlled by, or which is controlled by an entity which controls, a Party. In the case of Shell, "Affiliate" shall mean its parent companies ("Parent Companies"), N.V. Koninklijke Nederlandsche Petroleum Maatschappij, The "Shell" Transport and Trading Company Plc, or either of them and means only Royal Dutch Shell plc when that company controls both of the two previously stated companies, and any company or legal entity (except Shell) directly or indirectly controlled by such Parent Companies or either of them. "Control" means the ownership directly or indirectly of fifty (50) percent or more of the voting rights in a company or other legal entity.

              o   "AMI" shall have the meaning set forth in Section 3.1.

              o   "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
                  Section 10.1.

              o   "DEFECT ADJUSTMENT" shall have the meaning set forth in
                  Section 2.4.


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              o   "EARNING DEPTH" shall mean a minimum true vertical depth of sixteen thousand (16,000) feet beneath the surface, or a depth sufficient to test the base of the Ericson Formation or the stratigraphic equivalent as defined by the logs for the Pacific Creek B3-33 Well at a measured depth of thirteen thousand (13,000) feet, whichever is the lesser.

              o   "EFFECTIVE DATE" shall mean June 1, 2005.

              o "FORCE MAJEURE" shall have the meaning as set forth in Section 8.1.

              o "JOA" shall mean that certain Pacific Creek Operating Agreement dated May 1, 2001 by and between SWEPI as Operator and Wolverine as Non-Operator.

              o   "LAND" shall mean Leases and Acquisitions.

              o "LEASE" or "LEASES" shall mean certain interests and mineral rights owned by Shell and Wolverine in oil and gas leases comprising ninety nine thousand three hundred eighty nine (99,389) net acres in the Green River Basin, more particularly located in Fremont, Sweetwater, and Sublette Counties, State of Wyoming. Specific descriptions of the Leases are set forth in Exhibit B.

              o   "MARKETABLE" shall have the meaning as set forth in Section
                  2.3.

              o "PERFORMANCE," "PERFORMING," or "PERFORMED" shall mean Pacific shall have, pursuant to the terms and conditions of the JOA and this Agreement: (i) made the Seismic Payment upon execution of this Agreement; and (ii) funded the drilling, testing and completion of the Test Wells.

              o "PROJECT AREA" shall mean the area described as "Pacific Creek Prospect Area of Mutual Interest" on Exhibit A hereto, provided that the Lands to be earned by Pacific in T26N-R105W only, shall be limited to the rights below the base of the Fort Union Formation.

              o   "SEISMIC PAYMENT" shall have the meaning set forth in Section
                  4.1.

              o   "SEISMIC SURVEY" shall have the meaning set forth in Section
                  4.1.

              o "TEST WELL(S)" shall mean the two exploration wells to be drilled by Pacific within the Project Area as further set forth in Article 5.

              o   "TITLE DATA" shall have the meaning set forth in Section 2.1.

              o   "TITLE DEFECT" shall have the meaning set forth in Section
                  2.3.

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         1.2      The following exhibits, as indicated below and attached
                  hereto, are incorporated in and made a part hereof:

                  Exhibit A         Project Area
                  Exhibit B         Schedule of Leases
                  Exhibit C         Arbitration Procedure
                  Exhibit D         Ratification of Pacific Creek Joint
                                    Operating Agreement
                  Exhibit E         Assignment of Leases
                  Exhibit F         Tax Partnership

         1.3      Shell represents and warrants to Pacific;

                  a. Shell is a limited partnership duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing in all jurisdictions where the nature of its properties or business requires it.

                  b. Shell has the power and authority to execute, deliver and perform its obligations under this Agreement, and the JOA. The execution, delivery, and performance of this Agreement and of the JOA by Shell

                           (i) have been duly authorized by requisite company action; and

                           (ii) do not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the corporate documents of Shell.

                                    This Agreement and the JOA constitute a
                                    legal, valid and binding obligation of
                                    Shell, enforceable against Shell, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  c. No consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other person is required in connection with the execution, delivery and performance by Shell of this Agreement. Neither the execution and delivery of this Agreement by Shell is, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which Shell is subject.

                  d. There are no lawsuits or other proceedings pending or to the knowledge of Shell threatened against or affecting Shell or the Lands by or before any governmental authority.

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                  e.       Exhibit B contains a list of the Leases within the
                           Project Area as of the Effective Date.

         1.4      Wolverine represents and warrants to Pacific:

                  a. Wolverine is a corporation, duly formed and is validly existing, in good standing under the laws of the State of Michigan and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

                  b. Wolverine has the power and authority to execute, deliver and perform its obligations under this Agreement and the JOA. The execution, delivery, and performance of this Agreement and of the JOA by Wolverine

                           (i) have been duly authorized by requisite company action; and

                           (ii) do not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the corporate documents of Wolverine.

                                    This Agreement and the JOA constitute a
                                    legal, valid and binding obligation of
                                    Wolverine, enforceable against Wolverine, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  c. No consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other person is required in connection with the execution, delivery and performance by Wolverine of this Agreement. Neither the execution and delivery of this Agreement by Wolverine is, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which Wolverine is subject.

                  d. There are no lawsuits or other proceedings pending or to the knowledge of Wolverine threatened against or affecting Wolverine or the Lands by or before any governmental authority.

                  e. Exhibit B contains a list of the Leases within the Project Area as of the Effective Date.

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         1.5      Pacific represents and warrants to Shell and Wolverine:

                  a. Pacific is a corporation, duly formed and is validly existing, in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

                  b. Pacific has the power and authority to execute, deliver and perform its obligations under this Agreement and the JOA. The execution, delivery, and performance of this Agreement and of the JOA by Pacific

                           (i) have been duly authorized by requisite company action; and

                           (ii) do not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the organization documents of Pacific.

                           This Agreement and the JOA constitute a legal, valid and binding obligation of Pacific, enforceable against Pacific, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in proceeding at law or in equity).

                  c. No consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other person is required in connection with the execution, delivery and performance by Pacific of this Agreement. Neither the execution and delivery of this Agreement by Pacific is, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which Pacific is subject.

                            ARTICLE 2 - TITLE REVIEW

         2.1 TITLE DATA. Shell represents, but does not warrant, except by, through and under Shell, that Shell's undivided working interest in the Leases described in Exhibit "B" cover an interest in ninety nine thousand three hundred eighty nine (99,389) net acres. Wolverine represents, but does not warrant, except by, through and under Wolverine, that Wolverine's undivided working interest in the Leases described in Exhibit "B" cover an interest in ninety nine thousand three hundred eighty nine (99,389) net acres. Shell shall make available to Pacific copies of all oil and gas leases, proof of payment, affidavits of heirship, title opinions, title abstracts, rental receipts, correspondence and other title material in Shell's possession or control relating to the Leases (collectively, the "TITLE DATA"). The Title Data shall be provided by Shell to Pacific hereunder, without representation or warranty as to the accuracy, completeness or correctness thereof. Pacific's review of the Title Data shall be subject to the confidentiality provisions contained in
                  Article 10.

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         2.2      NOTIFICATION. If Pacific determines that any of the Leases are subject to any Title Defects, Pacific shall deliver to Shell and Wolverine written notice of such defects on or before September 30, 2005, along with written documentation in reasonable detail describing such Title Defects. Any Title Defect that is not contained in such notice to Shell and Wolverine shall be deemed waived as to such Lease(s). Shell and Wolverine shall use reasonable efforts in good faith to cure, at Shell and Wolverine's cost and expense, the Title Defects to Pacific's reasonable satisfaction on or before October 30, 2005.

         2.3 DEFECTS. For the purposes of this Agreement, a "TITLE DEFECT" shall mean any lien, encumbrance or defect which renders Shell and/or Wolverine's title to a Lease less than Marketable. For purposes of this Agreement, "MARKETABLE" shall mean title to the Leases (on a Lease by Lease basis) which in accordance with the custom and practice in the oil and gas industry:

                  a. entitles Shell and Wolverine to one hundred percent (100%) of the oil and gas operating rights in the net acres set forth in Exhibit "B";

                  b. obligates Shell and Wolverine to bear not more than that share of costs and expenses relating to development of and operations on the land covered by each Lease equal to Shell and Wolverine's net mineral acres covered by such Lease divided by the gross mineral acres in the land covered by such Lease;

                  c. is free and clear of all mortgages, liens and encumbrances, except liens for taxes not delinquent, excluding any and all mortgages, deeds of trust, financing statements or security agreements covering a lassoes fee estate in and under the Leases to the extent placed of record after the recording of the applicable Lease; and,

                  d. is deducible from public record and is free from reasonable doubt to the end that a prudent person engaged in the business of ownership, development and operation of oil and gas leases with knowledge of all the facts would be willing to accept the same.

         2.4 DEFECT ADJUSTMENT. If any Title Defects are not cured or removed to the reasonable satisfaction of Pacific on or before October 30, 2005, and Pacific does not waive such Title Defects, Shell and Wolverine shall each refund to Pacific, their proportionate share, of an amount equal to twenty five dollars ($25.00) per net acre affected by each such uncured and unwaived Title Defects (the "DEFECT ADJUSTMENT") within a reasonable time following Pacific's Performance. The Leases affected by such Title Defects shall not be included in the Project Area and shall be free and clear of this Agreement.

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         2.5      LEASE FILES. After Performance has occurred and upon written request by Pacific, Shell shall provide Pacific with copies of all lease files and records. Copying costs shall be divided proportionately between the Parties.

                       ARTICLE 3 - AREA OF MUTUAL INTEREST

         3.1 ESTABLISHMENT AND TERM. The Parties hereby acknowledge and agree to be bound by an area of mutual interest for the Project Area ("AMI"), commencing on the Effective Date and continuing until May 1, 2008, as set forth in Exhibit H to the JOA subject to the following modifications:

                  a. EXCLUSION. The South Pass Prospect Area portion of the AMI set forth in the JOA is specifically excluded for the purposes of this Agreement and the JOA as related to Pacific.

                  b. ACQUISITION INTERESTS. For purposes of this Agreement, an "ACQUISITION" shall mean any oil and gas leasehold interest covering land within the Project Area acquired by the Parties, or their respective Affiliates, directly), or indirectly, during the term of the AMI including, without limitation, oil and gas leases, mineral interest, overriding royalty interest, options to lease, farm-ins, options to farm-in, acreage contributions, bottom hole agreements or exploratory agreements. Subject to Article VIIIB of the JOA, where the Parties interest may be proportionately reduced:

                           (i) if Pacific has Performed and all Parties elect to participate in an interest acquired pursuant to the AMI, the proportionate interests of the Parties shall be:
                                            Shell        forty two percent (42%)
                                            Pacific      forty percent (40%)
                                            Wolverine    eighteen percent (18%)

                           (ii) if Pacific has Performed and Pacific and Shell elect to participate in art interest acquired and Wolverine elects not to participate pursuant to the AMI the proportionate interests of the Parties shall be:

                                            Shell        sixty percent (60%)
                                            Pacific      forty percent (40%)
                                            Wolverine    zero percent (0%)

                           (iii) if Pacific has Performed and Pacific and Wolverine elect to participate in an interest acquired and Shell elects not to participate pursuant to the AMI the proportionate interests of the Parties shall be:

                                            Shell        zero percent (0%)
                                            Pacific      forty percent (40%)
                                            Wolverine    sixty percent (60%)

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                           (iv)     if Pacific has Performed and Shell and
                                    Wolverine elect to participate in an
                                    interest acquired and Pacific elects not to participate pursuant to the AMI the proportionate interests of the Parties shall be:

                                            Shell        seventy percent (70%)
                                            Pacific      zero percent (0%)
                                            Wolverine    thirty percent (30%)

                  c. ADDITIONAL EXCLUSION. An Acquisition shall specifically exclude any assets acquired pursuant to a merger, consolidation or acquisition of substantially all of the assets of another person or entity.

                  d. OVERLAPPING LEASE. If an Acquisition includes lands located within the Project Area and lands located outside the boundaries of the Project Area, the Acquisition shall be deemed to include only the lands located inside the Project Area, unless the Parties agree otherwise.

                  e. RESTRICTIONS ON ACQUISITIONS. Shell and Wolverine may make Acquisitions in the Project Area at their discretion. In the event that Pacific, prior to Performing, desires to make an Acquisition within the Project Area, such Acquisition may only be made with Shell and Wolverine's prior approval in writing, such approval shall not be unreasonably withheld. In the event that Pacific does not Perform, Shell and Wolverine shall have the option to purchase, at Pacific's actual cost, any Acquisitions made by Pacific within the Project Area.

                  f. NOTIFICATION. All Acquisitions made prior to Performance, must be reported by the acquiring Parties to the non-acquiring Party within sixty (60) days after the completion of Performance. Such notification shall include, but not be limited to, a description of the interest acquired, the area covered, the terms of the Acquisition and the cost (including brokerage fees), and a copy of the proposed agreement for the Acquisition. After the completion of the Performance, all Acquisitions must be reported by the acquiring Parties to the non-acquiring Party within thirty (30) days of the effective date of such Acquisition.

                  g. OPTION TO ACQUIRE. For a period of thirty (30) days from receipt of such notification, the non-acquiring Party shall have the option of acquiring its proportionate interest, as set forth above, in the Acquisitions, by notifying the acquiring Party of its desire to do so, said notification to be accompanied by check or other payment for the cost of its proportionate share of the costs and expenses specified in the notification. Upon receipt of said notification and payment, the acquiring Party shall promptly assign the interests covered by the notification. Failure by the non-acquiring Party to respond within the period herein above provided, shall be deemed an election not to acquire such interest.

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                  h.       ACQUISITION COSTS. Any Party making an Acquisition
                           shall be financially responsible for such Acquisition until Performance takes place. The acquiring Party shall not burden the Acquisition in any fashion, and shall be entitled to reimbursement of its actual costs, including bonus, brokerage fees, title costs and rentals of said Acquisition.

                  i. DELAY RENTALS AND RENEWAL BONUSES FOR LEASES. Shell and Wolverine shall use their reasonable efforts to administer the payment of all rentals and renewal bonuses for the Leases and Acquisitions in the Project Area. If Shell and Wolverine used reasonable efforts to make such payments, then neither Shell nor Wolverine shall have any liability whatsoever to Pacific for failure to timely make a rental or renewal bonus payment. After completion of Performance, Pacific shall reimburse Shell and Wolverine for their proportionate interests of the rentals and renewal bonuses paid by Shell and Wolverine for the Leases and Acquisitions from the Effective Date until the Performance is completed.

                           After the completion of the Performance, all jointly owned Leases and Acquisitions will continue to be maintained by the acquiring Party, and the non-acquiring Parties shall be billed for their proportionate share on a monthly basis.

                       ARTICLE 4 - 3D SEISMIC DATA SURVEY

         4.1 FUNDING. Upon execution of this Agreement, Pacific shall fund one hundred percent (100%) of the cost of two licenses for a non-exclusive, approximately one hundred thirty point five (130.5) square mile 3D Seismic Data Survey to image the Project Area ("SEISMIC SURVEY"). The total cost for the Seismic Survey is Four Million Dollars ($4,000,000.00) ("SEISMIC PAYMENT"). The Seismic Payment shall be paid by Pacific to Shell within seven (7) business days of August 30, 2005.

         4.2 LICENSES. Shell and Wolverine shall each receive one of the two licenses, acquired in Section 4.1. Subject to Section 10.3, Pacific and its Affiliates and their respective consultants shall, at no further cost than the Seismic Payment, have the right to access the data and a seismic work station at Shell's office during normal business hours by giving reasonable notice.

                             ARTICLE 5 - TEST WELLS

         5.1 FUNDING. Based on the results of the Seismic Survey, Pacific may elect, at its sole option, to fund one hundred percent (100%) of all cost and expense incurred and actually paid to third parties in the drilling, reasonable testing and completing of the Test Wells including, without limitation, all costs to locate, permit, drill, re-enter, re-drill, re-work, directionally drill, operationally sidetrack, re-complete, plug back, kick, fish, perforate, hydraulically fracture, stimulate, test and complete as a well capable of producing oil and/or gas, or plugging and abandonment as a dry hole, as the case may be, each Test Well. If a substitute well

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                  is drilled under Section 5.5, the costs and expenses incurred in the drilling, testing and completing of both the original well and the substitute well shall be paid by Pacific. Prior to commencement of drilling each Test Well, Pacific shall post for each Test Well an abandonment site restoration bond in compliance with applicable laws and regulations.

                  The non-operating Parties shall have the right to have their personnel at the well site location at all times. Such access shall be at the sole risk and expense of the non-operating Parties.

         5.2 SELECTION OF WELL DESIGN, RIG CONTRACTOR AND DRILLSITE LOCATION. Prior to the drilling of each Test Well, the Parties shall mutually agree on (i) the well design; (ii) the rig contractor, and (iii) the drillsite location of the Test Well based on the results of the Seismic Survey.

         5.3 OPERATIONS. During the term of this Agreement, the JOA shall govern as to the Parties regardless of who is operator. If there are any conflicts between this Agreement and the JOA, this Agreement shall prevail. If there are any conflicts between this Agreement and the Purchase and Sale and Exploration Agreement between Shell and Wolverine dated April 30, 2001 this Agreement shall prevail. Shell, as Operator of the JOA, shall designate Pacific as operator for the sole purpose of drilling the Test Wells. Pacific's designation as operator shall be limited to the field operations performed while drilling, testing and completing the Test Wells. The Test Wells shall be drilled, tested, and completed as a well capable of producing oil and/or gas or as a dry hole, in accordance with all applicable laws, rules and regulations of the appropriate governmental and regulatory authorities. Upon Performance, Pacific shall relinquish operations of such Test Well in favor of Shell.

         5.4 TEST WELLS. Operations for the drilling of the Test Wells shall be commenced on or before December 31, 2006 and be located in the Project Area. The Test Wells shall be drilled with due diligence and reasonable dispatch to the Earning Depth.

         5.5 SUBSTITUTE WELL. Should Pacific, as operator during the drilling of any of the Test Wells, encounter impenetrable substances or other conditions which make the further drilling of such Test Well impracticable prior to reaching the objective depth as set forth above, Pacific may elect, at its sole option, within ninety (90) days of the discontinuance of such Test Well, to commence drilling operations for a substitute Test Well. In such event, the substitute Test Well shall be located as near as practicable to the discontinued Test Well and shall be drilled to the stratigraphic equivalent of the Earning Depth. If Pacific drills a substitute Test Well as above provided, then such substitute Test Well shall be deemed to constitute the Test Well for which it is a substitute for purposes of clause (ii) of the definition of "Performance" herein.

         5.6 PAYMENTS. Pacific shall pay all invoices for the drilling, testing, and completing of any Test Well.

         5.7 HSE BUSINESS PRINCIPLES. With respect to the conduct of operations in the Project Area, the Parties to this Agreement state that they share a commitment to the protection of the health and safety of the people working in the Project Area and to the protection of the environment. In accordance with this commitment, Pacific shall, with the support and cooperation of Shell and Wolverine, work to develop a Health Safety and Environmental ("HSE") Management System and Policies that will effectively implement the following elements in the conduct of operations hereunder:

                  a. A systematic approach to HSE management designed to ensure compliance with the law and to achieve continuous performance improvement;
                  b. Set targets for improvement; measure, appraise and report performance;
                  c. Require contractors to manage HSE in line with this policy;
                  d. Ensure that HSE is the responsibility of all managers, teams and individuals;
                  e. Permit any individual to stop any work, or prevent any work from starting, where adequate controls of HSE risks are found not to be in place; and
                  f. Include HSE performance in the appraisal of operating staff and contractors and reward them accordingly.

                  In addition to the foregoing responsibilities of Pacific, Pacific, Shell, and Wolverine shall meet annually to: 1) review the HSE performance of joint operations in the Project Area during the previous year relative to previous mutually agreed performance measures; and 2) to set new mutually agreed performance measures for the following year. Pacific shall be responsible for conducting joint operations in compliance with these measures. Pacific shall permit Shell and Wolverine to jointly conduct such auditing activities as may be reasonably necessary to verify operator's reported HSE performance, including review of any relevant records and inspection of facilities or other operational sites to the extent they are directly related to Project Area operations. Shell and Wolverine's right to conduct such audits shall be limited to one audit per calendar year unless otherwise agreed by Pacific as operator. Audit activities shall only be conducted during normal business hours and in a manner that minimizes undue disruption of Pacific's activities.

         5.8 WELL TAKE OVER. Shell shall have the right to take-over the drilling of any Test Well that Pacific intends to abandon pursuant to Article VI(e) of the JOA. If Shell takes over a Test Well, Shell and Wolverine (if Wolverine elects to participate for its proportionate interest) shall be responsible for all drilling, testing, producing, completion, plugging and site restoration costs incurred from the date of take-over.

                         ARTICLE 6 - EARNING PROVISIONS

         6.1 INTERESTS TO BE EARNED. Upon Performance, Pacific shall earn an undivided working interest of Shell and Wolverine's right, title and interest in the Project Area subject to all existing lease burdens, royalties and overriding royalties as of the Effective Date as follows:

                  a. In the Project Area where Shell as of the Effective Date, owns seventy percent (70%) and Wolverine owns thirty percent (30%) of an one hundred percent (100%) undivided working interest, Pacific shall receive a forty percent (40%) undivided working interest as follows:
                           o      twenty eight percent (28%) from Shell;
                           o      twelve percent (12%) from Wolverine;
                           resulting in the following undivided working interests:
                           o      Shell forty two percent (42%)
                           o      Pacific forty percent (40%)
                           o      Wolverine eighteen percent (18%)

                  b. In the Project Area where Shell, as of the Effective Date, owns forty percent (40%) and Wolverine owns thirty percent (30%) out of a total seventy percent (70%) undivided working interest, Pacific shall receive a twenty eight percent (28%) undivided working interest as follows:
                           o      sixteen percent (16%) from Shell;
                           o      twelve percent (12%) from Wolverine.
                           resulting in the following undivided working interests:
                           o      Shell twenty four percent (24%)
                           o      Pacific twenty eight percent (28%)
                           o      Wolverine eighteen percent (18%)

                  c. if Pacific fails to make the Seismic Payment or elects, not to fund one hundred percent (100%) or fails to, drill, complete and test both Test Wells as set forth in Section 5.1 (Performance), Pacific shall not earn any undivided working interest in the Project Area.

                             ARTICLE 7 - ASSIGNMENTS

         7.1 SHELL/WOLVERINE ASSIGNMENTS TO PACIFIC. Within thirty (30) days following the completion of Performance, Shell and Wolverine shall execute and deliver unto Pacific proper assignments of the Leases. Pacific shall concurrently reimburse both Shell and Wolverine for their proportionate share of the cost as set forth in Sections 3.1(i).

         7.2 ASSIGNMENT FORM. All assignments made under this Agreement shall be substantially in the form attached hereto as Exhibit "E" or the standard forms of assignment for Leases acquired from the State of Wyoming and the United States of America and shall be properly executed and notarized for recording purposes.

                            ARTICLE 8 - FORCE MAJEURE

         8.1 FORCE MAJEURE. If any Party is rendered unable, in whole or in part, by an event of "FORCE MAJEURE" to carry out its obligations under this Agreement, other than an obligation to make money payments or to provide an indemnity, such Party shall give to the other Parties prompt written notice of the event of Force Majeure accompanied by reasonably detailed information concerning such event; thereupon, the obligations of the Party giving such notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but no longer than, the continuance of the event of Force Majeure. As used herein, the term "EVENT OF FORCE MAJEURE" shall mean an act of God, strike, lockout or other industrial disturbance, act of a public enemy, war, blockade, riot, lightning, storm, fire, flood or other act of nature, governmental action, governmental delay, governmental delays regarding environmental or permitting requirements, governmental restraint or governmental inaction, unavailability of equipment or transportation of same, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming Force Majeure. The affected Party shall use reasonable diligence to remove the event of Force Majeure, or mitigate the effects thereof, as promptly as reasonably practicable.

                 ARTICLE 9 - WELL INFORMATION AND TECHNICAL DATA

         9.1 SHELL AND WOLVERINE DATA. Pacific shall have access to the Confidential Information for its own and its Affiliates use during the life of the Agreement and must hold such data strictly confidential as required in Article 10.

         9.2 FUTURE DATA ACQUISITIONS. Costs for all future geological and geophysical data (seismic, magnetotelluric, etc.) that the Parties agree to mutually pursue in the Project Area, shall be acquired on a proportionate share basis and shall be subject to the confidentiality provisions set forth in Article 10. Whenever one Party desires to pursue the acquisition of additional data in the Project Area that the other Parties elect not to participate in, the non-participating Part(ies) agrees to provide reasonable access to its acreage to the acquiring Party. The non-participating Part(ies) shall have no rights to such data.

         9.3 WELL INFORMATION. Each Party shall have the right to receive the data from the Test Wells drilled within the Project Area, subject to the confidentiality provisions set forth in Article 10.

                          ARTICLE 10 - CONFIDENTIALITY

         10.1 DEFINED. Confidential and proprietary data shall include, but not be limited to Shell's and Wolverine's geological, geophysical, land, engineering, environmental, well information, technical information, including interpretations and models covering the AMI, together with ail legal information, terms, negotiations or any other information regarding the potential business transaction between the Parties, or information regarding an aspect of participation in the Agreement itself (collectively referred to herein as "CONFIDENTIAL INFORMATION"). The term Confidential information shall not include information that (a) is in a Party's or its Affiliate's possession prior to disclosure, (b) is or becomes known to the public other than as a result of a breach of this Agreement, (c) becomes available to a Party on a non-confidential basis from a source other than the other Parties) or (d) is developed by a Party without the use of Confidential Information.

         10.2 CONFIDENTIALITY AGREEMENT. Upon execution of this Agreement, the Confidentiality Agreement by and between Shell and Pacific dated February 23, 2005 shall terminate and Article 10 of the Agreement shall govern.

         10.3 NO DISCLOSURE. Unless required by law, no Party shall disclose the Confidential Information to any person or entity, including current leaseholders and mineral owners in the Project Area, except to its own and its Affiliates, and its and their officers, directors, employees and outside attorneys, accountants and financial, engineering and geological advisors, agents, consultants, representatives, to carry out the purpose of this Agreement and each Party agrees to direct such persons to not disclose to any other person or persons the Confidential Information, and accepts full responsibility should they disclose such.

         10.4 UNAUTHORIZED ACCESS. The Parties shall use reasonable efforts to prevent access by unauthorized persons to the Confidential Information, such efforts to reflect at least the same general degree of security that each Party accords its own Confidential Information, including, without limitation, ensuring that each outside attorney, accountant and any other advisor to whom it discloses the Confidential Information has a written obligation to hold it confidential.

         10.5 COMPULSORY DISCLOSURE. In the event a Party is requested or required under compulsion of legal process to disclose Confidential Information, such Party shall not, unless required by law, disclose the Confidential Information until the other Parties have first (a) received prompt written notice of such request or requirement to disclose, and (b) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment will be accorded to its Confidential Information. The Party so requested shall not oppose actions by the other Part(ies) to assure such confidential treatment.

         10.6 ANNOUNCEMENTS. Except to the extent permitted above or as required to be disclosed under stock exchange regulations, no Party shall issue any press release or make any public announcement related to this Agreement or the activities hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. Copies of any permitted press release or announcement shall be sent to the other Parties for approval in advance of its publication, so that the other Parties may make comments and/or modifications.

      ARTICLE 11 - MARKETING, GATHERING, PROCESSING AND TREATING FACILITIES

         11.1 EXCLUSIVE RIGHTS. Each Party shall have the exclusive right to provide gathering, processing, treating and related services for its own equity production. Notwithstanding, the Parties shall meet and work together to consider the development of joint gathering, processing and treating facilities, including but not limited to consideration of appropriate third party provider proposals, if any. The Parties shall share land access and right of way where reasonably possible.

         11.2 The Parties shall mutually agree to outline all required wellhead delivery conditions and pertinent sales redelivery conditions in the Project Area.

         11.3 Each Party shall have the right to market their own gas arising out of the Project Area.

                              ARTICLE 12 - NOTICES

         12.1 NOTICES. Any notice to be provided hereunder, shall be deemed received by the addressee upon the earliest of: (a) actual receipt; (b) five (5) days after deposit with the United States Postal Service, by certified mail, postage prepaid, return receipt requested; or (c) four (4) days after deposit with Federal Express. Each Party shall have the right to change its address for notice purposes by so notifying the other Parties in writing. Facsimile notices shall be deemed received upon confirmation of receipt by the Party notified. The address of each Party for notice purposes is:

                                    SWEPT LP
                             200 North Dairy Ashford
                                Houston, TX 77079
                         Attention: Onshore Land Manager
                             Facsimile: 281-544-4006
                             Telephone: 281-544-3473

                           Wolverine Gas and Oil Corp.
                              One Riverfront Plaza
                                  55 Campau NW
                           Grand Rapids, MI 49503-2616
                            Attention: Richard Moritz
                             Facsimile: 616-458-0869
                             Telephone: 616-458-1150

                          Pacific Energy Resource Ltd.
                             1065 West Pier E Street
                              Long Beach, CA 90802
                            Attention: Vladimir Katic
                             Facsimile: 562-436-8474
                             Telephone: 562-436-6566

                            ARTICLE 13 MISCELLANEOUS

         13.1 RELATIONSHIP. it is not the intention of the Parties hereto to create a partnership, joint venture, mining partnership or association taxable as a corporation; and neither this Agreement nor the operations hereunder shall be construed as creating such a relationship. The liability of the Parties hereto shall be several and not joint or collective, and each Party shall be responsible only for its obligations. Nothing contained herein shall be construed to constitute any Party to be the partner of the other Part(ies).

         13.2 INDEMNITY. Prior to Performance, Pacific shall be one hundred percent (100%) liable for and agrees to hold harmless Shell and Wolverine for any and all liability to or claims by third parties arising out of or in connection with the shooting of the Seismic Survey or the drilling of the Test Wells as set forth in Article 5, except that Pacific shall have no liability for any claims arising out of or in connection with Shell or Wolverine's gross negligence or willful misconduct.

         13.3 TAXES. During the term of this Agreement, the Parties shall enter into a tax partnership as set forth in Exhibit F.

         13.4 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws otherwise applicable to such determinations.

         13.5 ARBITRATION. Any disputes between the Parties arising out of or in connection with this Agreement shall be referred to and determined by binding arbitration in accordance with the procedures set forth in Exhibit C.

         13.6 TERM. The term of this Agreement shall be until the later of May 1, 2008 or for so long as there is any production from the Lands. The JOA, as applicable shall continue in accordance with its terms. No termination of this Agreement or the JOA, as applicable shall operate to relieve any Party of its obligations that shall have arisen or accrued at the time of termination.

         13.7 FURTHER ASSURANCES. The Parties agree to execute, acknowledge and deliver all instruments, agreements or other documents, and to take all action which may be necessary or advisable to consummate the transactions contemplated by this Agreement.

         13.8 INTEGRATION. This Agreement and the documents to be executed hereunder and the Exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

         13.9 AMENDMENTS. This Agreement may not be altered, or amended, nor any rights hereunder waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver.

         13.10 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective successors and assigns.

         13.11 COVENANTS. This Agreement and the terms, conditions and covenants herein shall be deemed to be covenants running with the land, and a burden upon each of the Party's interest in the Leases, for the benefit of the other Parties interest in the Lands.

         13.12 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any third party any benefits, rights or remedies.

         13.13 ASSIGNMENT. No Party shall assign this Agreement nor shall the obligations and benefits herein be assigned to any third party without the written consent of the other Parties. Such consent however, will not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, a Party may assign its rights and interests under this Agreement to an Affiliate without the prior written consent of the other Parties.

         13.14 SEVERABILITY. Each provision hereof is intended to be severable. If any term, clause or provision of this Agreement is or becomes unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality, or enforceability of any other term, clause or provision and such invalid, illegal or unenforceable term, clause or provision shall be, as to such jurisdiction, severable from this Agreement to the maximum extent possible.

                                END OF AGREEMENT

         EXECUTED in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement, effective for all purposes as of the Effective Date, June 1, 2005.

Pacific Energy Resources Limited              SWEPI LP


By: /S/ VLADIMIR KATIC                        By: /S/ B. D. GRIFFIN
    ------------------------------                ------------------------------

Name: Vladimir Katic                          Name: B. D. Griffin

Title: Chairman & CEO                         Title: Attorney-In-Fact




Wolverine Gas and Oil Corporation


By: /S/ RICHARD D. MORITZ
    ------------------------------

Name: Richard Moritz

Title: Vice President of Land